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                                                                Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
American Country Holdings Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-39657) pertaining to the Stock Option Plan of American Country Holdings, Inc. of our report dated February 24, 1998, with respect to the consolidated balance sheet as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, and related schedules of American Country Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1998.


                                                 ERNST & YOUNG LLP

Chicago, Illinois
March 29, 1999